EXHIBIT 99.1

PRESS RELEASE

Fidelity National Financial Reports $1.77 in EPS for
Fourth Quarter 2002; $5.38 for 2002

     Irvine, Calif. — (January 29, 2003) — Fidelity National Financial, Inc. (NYSE:FNF), the nation’s largest provider of title insurance and real estate related products and services, today reported operating results for the three and twelve-month periods ended December 31, 2002.

4th Quarter 2002	4th Quarter 2001

Net Earnings	Net Earnings

$174.9 million	$92.3 million
$1.77 per diluted share	$0.95 per diluted share

Twelve Months Ended December 31, 2002	Twelve Months Ended December 31, 2001

Net Earnings	Net Earnings

$531.7 million	$305.5 million
$5.38 per diluted share	$3.15 per diluted share

•	Revenue for the fourth quarter of 2002 was a company record $1.6 billion, compared with $1.1 billion for the fourth quarter of 2001; revenue for the twelve months ended December 31, 2002 was a record $5.1 billion compared with $3.9 billion in the prior year period

•	Total title premiums were $1.1 billion for the fourth quarter of 2002 versus $792 million for the fourth quarter of 2001; title premiums for the twelve months ended December 31, 2002 were $3.5 billion compared with $2.7 billion in the prior year period

•	Real estate related services revenue was $127 million for the fourth quarter of 2002, compared with $91 million for the fourth quarter of 2001

•	Cash flow from operations was $245 million for the fourth quarter of 2002 and $814 million for the twelve months ended December 31, 2002

•	Annualized return on average equity was 32.1 percent for the fourth quarter of 2002 and 27.3 percent for the twelve months ended December 31, 2002

•	The Company repurchased 1,076,670 shares of its common stock during the fourth quarter and has repurchased 2,035,170 shares from inception of its systematic stock repurchase program on May 15, 2002 through December 31, 2002

     “The fourth quarter was a great finish to the strongest year in the history of our company,” said Chairman and Chief Executive Officer William P. Foley, II. “Fourth quarter revenue of $1.6 billion and full year revenue of $5.1 billion were both records for FNF. We also achieved record net earnings of $175 million for the fourth quarter and $532 million for the full year 2002. Cash flow from operations of $245 million for the quarter and $814 million for the year were fabulous. We also continue to systematically repurchase our stock, devoting $33 million in the fourth quarter and $61 million since the inception of the program in May 2002.”

     The following table depicts monthly direct orders opened and closed for the fourth quarters of 2002 and 2001, as well as the annual total for each year:

Month	Direct Orders Opened	Direct Orders Closed

October 2002	385,000	258,000
November 2002	318,700	229,300
December 2002	290,100	265,200

Fourth Quarter 2002	993,800	752,500

Full Year 2002	3,228,300	2,290,300

Month	Direct Orders Opened	Direct Orders Closed

October 2001	317,400	167,500
November 2001	285,000	176,100
December 2001	184,800	190,900

Fourth Quarter 2001	787,200	534,500

Full Year 2001	2,635,200	1,770,600

     “Order volumes continued to show strength in the fourth quarter, with nearly 1 million open orders,” said President Randy Quirk. “We enter 2003 optimistic about the earnings potential of FNF.”

     Fidelity National Financial, Inc., a Fortune 500 company, is the nation’s largest title insurance and diversified real estate related services company. FNF had total revenue of $5.1 billion and earned more than $530 million in 2002, with cash flow from operations of nearly $815 million. The Company’s title insurance underwriters — Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title — together issue approximately 30 percent of all title insurance policies nationally. The Company provides title insurance in 49 states, the District of Columbia, Guam, Mexico, Puerto Rico, the U.S. Virgin Islands and Canada. In addition, FNF performs other real estate-related services such as escrow, default management and exchange intermediary services, and homeowners, flood and home warranty insurance.

     FNF also provides real estate and technology services through its majority-owned, publicly traded subsidiary, Fidelity National Information Solutions (NASDAQ: FNIS). FNIS provides data, technology solutions and services to lenders, brokers, real estate professionals, settlement companies, vendors and other participants in the real estate industry. More information about the FNF family of companies can be found at www.fnf.com and www.fnis.com.

     This press release contains statements related to future events and expectations and, as such, constitutes forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those expressed or implied above. The Company expressly disclaims any duty to update or revise forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition and other risks detailed from time to time in the “Management’s Discussion and Analysis” section of the Company’s Form 10-K and other reports and filings with the Securities and Exchange Commission.

SOURCE: Fidelity National Financial, Inc.

CONTACT: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor Relations, 805-696-7218, dkmurphy@fnf.com

FIDELITY NATIONAL FINANCIAL, INC.
SUMMARY OF EARNINGS
(In thousands, except per share amounts and order information)

	Three months ended		Twelve months ended
	December 31,		December 31,

	2002	2001	2002	2001

	(Unaudited)	(Unaudited)
Direct title premiums	$502,537	$370,839	$1,610,792	$1,291,276
Agency title premiums	636,776	421,660	1,936,937	1,403,203

Total title premiums	1,139,313	792,499	3,547,729	2,694,479
Escrow and other title-related fees	291,396	211,866	970,700	728,406
Real estate related services	127,164	91,465	435,347	287,063
Interest and investment income	18,994	21,009	78,017	93,105
Realized investment gains (losses)	2,824	(1,675)	12,019	6,349
Other income	10,278	16,913	38,828	64,705

Total revenue	1,589,969	1,132,077	5,082,640	3,874,107
Personnel costs	438,708	333,006	1,476,430	1,187,177
Other operating expenses	304,847	245,799	1,021,893	829,433
Agent commissions	500,637	331,723	1,521,573	1,098,328
Claim loss expense	56,970	39,289	177,391	134,724
Amortization of cost in excess of net assets acquired	—	19,110	—	54,155
Interest expense	8,054	9,652	34,053	46,569

Total expenses	1,309,216	978,579	4,231,340	3,350,386
Earnings before income taxes	280,753	153,498	851,300	523,721
Income tax expense	101,071	61,400	306,468	209,488
Minority interest	4,747	(182)	13,115	3,048

Earnings before cumulative effect of accounting change	174,935	92,280	531,717	311,185
Cumulative effect of accounting change, net of tax benefit of $3,035	—	—	—	(5,709)

Net earnings	$174,935	$92,280	$531,717	$305,476

EPS before cumulative effect of accounting change — basic	$1.83	$0.98	$5.58	$3.31

EPS before cumulative effect of accounting change — diluted	$1.77	$0.95	$5.38	$3.21

Net EPS — basic	$1.83	$0.98	$5.58	$3.25

Net EPS — diluted	$1.77	$0.95	$5.38	$3.15

Weighted average shares — basic	95,653	94,532	95,371	94,048

Weighted average shares — diluted	98,971	97,326	98,815	96,865

Direct orders opened	993,800	787,200	3,228,300	2,635,200
Direct orders closed	752,500	534,500	2,290,300	1,770,600

SUMMARY BALANCE SHEET INFORMATION
(In thousands, except per share amounts)

	December 31,	December 31,
	2002	2001

Cash and investment portfolio	$3,048,208	$2,366,132
Cost in excess of net assets acquired	996,613	808,584
Total assets	5,245,744	4,415,998
Notes payable	493,458	565,690
Reserve for claim losses	887,973	881,053
Secured trust deposits	750,920	673,126
Total equity	2,253,936	1,638,870
Book value per share	23.55	17.39

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